Exhibit 99.5

RED MOUNTAIN PARTNERS, L.P.

10100 SANTA MONICA BOULEVARD, SUITE 925

LOS ANGELES, CA 90067

January 25, 2016

Lawrence S. Peiros

c/o Red Mountain Capital Partners LLC

10100 Santa Monica Blvd, Suite 925

Los Angeles, CA 90067

Re:	iRobot Corporation

Dear Mr. Peiros:

This letter sets forth our mutual agreement with respect to compensation to be paid to you in connection with your agreement to be named and serve as a nominee of Red Mountain Partners, L.P. and its affiliates (collectively, the “Red Mountain Group”) for election as a director of iRobot Corporation (the “Company”) at the Company’s 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

In consideration of your agreement to be named and serve as a nominee of the Red Mountain Group for election as a director of the Company at the Annual Meeting, the undersigned hereby agrees to pay you (i) $17,500 in cash upon the Red Mountain Group submitting a letter to the Company nominating you for election as a director of the Company (with such payment to be made as soon as reasonably practicable after you have been nominated) and (ii) $17,500 in cash upon the filing by the Red Mountain Group of a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) relating to a solicitation of proxies in favor of your election as a director of the Company at the Annual Meeting. In the event that the Red Mountain Group proposes you as a candidate for director of the Company in connection with bona fide settlement negotiations with the Company and, prior to formally nominating you for election as a director of the Company, enters into a settlement agreement with the Company that does not contemplate your appointment or election as a director of the Company and you are not otherwise entitled to compensation from the Red Mountain Group as a result of serving as a nominee for election as a director of the Company, the Red Mountain Group hereby agrees to pay you $17,500 in cash (with such payment to be made as soon as reasonably practicable after such settlement agreement has been executed and delivered by the parties thereto). You hereby agree to use the after-tax proceeds from any compensation received pursuant to clause (i) or (ii) above, or an equivalent amount of other funds, to acquire securities of the Company (the “Nominee Shares”) at such time that you shall determine, but in any event no later than 14 days after receipt of such compensation; provided, however, in the event you are unable to transact in the securities of the Company due to possession of material non-public information or any other limitation or restriction, you shall have 14 days from the first date that you can transact in the securities of the Company to acquire such securities. If elected or appointed to serve as a director of the Company, you agree not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of your election or appointment as a director; provided, however, in the event that the Company enters into any merger, consolidation, business combination, sale of substantially all its assets or similar transaction with or involving a third party (a “Liquidity Event”), you may sell, transfer or exchange the Nominee Shares in accordance with the terms of such Liquidity Event.

You acknowledge and agree that notwithstanding the existence of this letter agreement, you shall conduct your activities and make decisions in your capacity as a director of the Company completely independently of the Red Mountain Group and nothing herein shall limit your ability to independently exercise your fiduciary duties as a director.

This letter agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. Any legal action or proceeding arising out of the provisions of this letter agreement shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

This letter agreement shall bind and inure to the benefit of you and your heirs, successors and assigns.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

[Signature Page Follows]

Very truly yours,

RED MOUNTAIN PARTNERS, L.P.

By:	RMCP GP LLC, its general partner

By:	/s/ Willem Mesdag
Name:	Willem Mesdag
Title:	Authorized Signatory

ACCEPTED AND AGREED:

/s/ Lawrence S. Peiros
LAWRENCE S. PEIROS

3